STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                  Philadelphia, Pennsylvania  19103-7098



Direct Dial: (215) 564-8074


                               May 28, 1997


Delaware Group Cash Reserve, Inc.
One Commerce Square
Philadelphia, PA    19103

          Re:  Delaware Group Cash Reserve, Inc.

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), Delaware Group Cash Reserve, Inc. (the "Fund"), a Maryland corporation, intends to file a Rule 24f-2 Notice with the Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Fund, during the fiscal year ended March 31, 1997, sold shares of stock of its Delaware Cash Reserve A, B and C Classes and its Consultant Class with an aggregate public offering price of $l,847,054,149 (not including $25,556,951 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation). The Notice to be filed by the Fund will make definite the registration under the Rule of the shares registered under the Securities Act of 1933 (the "1933 Act"), and sold in reliance upon the Rule during such period. You have also informed us that all of such shares and fractions sold in reliance upon the Rule were issued in accordance with the provisions relating thereto in the registration statement then in effect under the 1933 Act.

          We have acted as legal counsel to the Fund during the period of time referred to above. We have reviewed the Fund's Articles of Incorporation; its By-Laws; the registration statement of the Fund under the 1940 and 1933 Acts; and such minutes of the proceedings of the Directors of the Fund and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of the Fund described in the Rule 24f-2 Notice as having been sold during the period in reliance upon the Rule were legally issued, fully-paid and non-assessable shares of the Fund.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Fund's registration statement and to the reference to us in the prospectus of the Fund as legal counsel who have passed upon the legality of the offering of the shares. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the shares of beneficial interest of the Fund are offered for sale.

                        Very truly yours,

                        STRADLEY, RONON, STEVENS & YOUNG, LLP



                        By:  /S/STEVEN M. FELSENSTEIN
                             ------------------------
                             Steven M. Felsenstein

SMF/nk





210558.1